UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                _______________

                                    FORM 15
                                _______________

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
      SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
          OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                      (Commission File Number): 000-25808
                                _______________

                          GREAT AMERICAN BANCORP, INC.
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             (Exact name of registrant as specified in its charter)

                               1311 S. Neil St.
                                P.O. Box 1010
                           Champaign, IL 61824-1010
                               (217) 356-2265
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Common Stock
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              (Title of each class of securities covered by this Form)

                                    None
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 (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports

     Rule 12g-4(a)(1)(i)   |X|          Rule 12h-3(b)(1)(i)     |X|
     Rule 12g-4(a)(1)(ii)  |_|          Rule 12h-3(b)(1)(ii)    |_|
     Rule 12g-4(a)(2)(i)   |_|          Rule 12h-3(b)(2)(i)     |_|
     Rule 12g-4(a)(2)(ii)  |_|          Rule 12h-3(b)(2)(ii)    |_|
                                        Rule 15d-6              |_|

Approximate number of holders of record as of the certification or notice date: [less than 300 persons]

     Pursuant to the requirements of the Securities Exchange Act of 1934, Great American Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 28, 2005         By:  /s/ George R. Rouse
                                    ---------------------
                                      George R. Rouse
                                      President and CEO


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.